Exhibit 99.p.8

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

Code of Ethics

September 22, 2015

Table of Contents

1.	General Principles	1

2.	Administration and Interpretation	1

3.	Who is Covered by this Code of Ethics?	1

4.	Restrictions on Disclosure of Confidential Information	2

5.	Compliance with Laws and Regulations	3

6.	Additional Fiduciary Obligations	7

7.	Gifts	11

8.	Outside Business Activities	12

9.	Personal Securities Trading by Access Persons	13

10.	Annual Acknowledgement	21

11.	Duty to Report Violations	21

12.	Accountability for Violations of this Code	21

13.	Record Keeping	21

14.	Reports to Mutual Funds Boards	22

15.	Confidentiality	22

16.	Amendments and Reporting	22

Appendices

Appendix A	Supplementary Information for Affiliated Entities and Sponsored Funds
Appendix B	Selected Service Providers

Arrowstreet Capital, Limited Partnership

Code of Ethics

1.	General Principles

Arrowstreet Capital, Limited Partnership’s (together with its affiliates, “Arrowstreet”) position as a fiduciary to its clients imposes fundamental standards of conduct on Arrowstreet and its officers, directors and employees (“Arrowstreet Personnel”), and each must at all times act in good faith in accordance with the law and place client interests first, avoiding actual and apparent conflicts of interest between personal and client matters. Arrowstreet seeks to foster a reputation of integrity and professionalism. The confidence and trust placed in Arrowstreet by clients must be valued and protected by Arrowstreet Personnel. This Code of Ethics (the “Code”) establishes requirements for personal activities and the protection of client information that are intended to ensure compliance with these standards.

In addition, the Investment Advisers Act, the Investment Company Act, Commodities Exchange Act and other SEC rules impose requirements intended to prevent Arrowstreet Personnel from taking unfair advantage of clients and other market participants. This Code incorporates these legal requirements, so that any violation of these rules would also result in the violation of the Code.

2.	Administration and Interpretation

The Code is administered by Arrowstreet’s Regulatory Compliance Team under the general supervision of the firm’s Chief Compliance Officer (“CCO”). The CCO is responsible for the administration, application and interpretation of the Code. The CCO may delegate responsibility of administering aspects of the Code to one or more members of the Regulatory Compliance Team or, with respect to specified approvals, the Chief Executive Officer or Chief Investment Officer.

Any provision of this Code that is not required by law may be waived by the CCO if such waiver is consistent with the intent of this Code.

Because a written code cannot answer all questions raised in the context of business relationships, each Covered Person (as defined below) must take responsibility for recognizing and responding appropriately to specific situations as they arise. If any Arrowstreet Personnel has a question about the requirements of this Code or the appropriateness of a relationship or action, they should consult with the CCO.

Each provision of this Code may be qualified and/or supplemented, as applicable, by the information set forth in the appendices hereto with respect to certain affiliated and non-affiliated entities of Arrowstreet.

Arrowstreet uses a third party software package, Compliance Science (also sometimes referred to as PTCC), to assist with the administration of the Code. Certain certifications, monitoring of personal trading activity and other aspects of the Code will be administered through Compliance Science. The employee website for Compliance Science is https://secure.complysci.com/default.asp.

3.	Who is Covered by this Code of Ethics?

This Code applies to all “Covered Persons” which consists of all Arrowstreet Personnel and Designated Consultants. A “Designated Consultant” refers to any individual consultant engaged by Arrowstreet made subject to this Code by determination of the Chief Compliance Officer. In making such

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determination, the Chief Compliance Officer shall take into consideration the relevant facts and circumstances of the particular consulting engagement, including: (i) the duration of consulting services and term of consulting contract, (ii) the services to be performed by consultant, (iii) consultant’s access to proprietary, confidential or sensitive information and data of Arrowstreet and its clients, including trade data and trading systems, and (iv) the terms of any other agreements between the firm and the consultant.

For purposes of this Code, “affiliate” of Arrowstreet means any direct or indirect parent company of Arrowstreet and any direct or indirect subsidiary of Arrowstreet or any such parent company. The affiliates of Arrowstreet as of the date of this Code are:

•	Arrowstreet Capital GP LLC
•	Arrowstreet Capital Holding LLC
•	Arrowstreet Capital Australia Pty. Ltd.
•	Arrowstreet Capital Europe Limited
•	Arrowstreet Capital Ireland Limited
•	Arrowstreet Capital Global Equity Long/Short Fund Limited
•	Arrowstreet Capital Global Equity Long/Short Fund (Feeder) Limited
•	Arrowstreet Capital Global Equity Alpha Extension Fund Limited

Section 9, entitled “Personal Securities Trading by Access Persons” applies only to Access Persons. Access Persons are Covered Persons that, in connection with their regular functions or duties, makes, participates in, or has access to information regarding the purchase or sale of securities by clients (including Arrowstreet Private Funds), investment recommendations, or the portfolio holdings of clients (“Trade Information”).

The Regulatory Compliance Team will notify those who are considered Access Persons (and, if applicable, for what period they are considered Access Persons). Generally a non-executive director of Arrowstreet does not meet the definition of Access Person just by virtue of such person’s status as a non-executive director. Non-executive directors of Arrowstreet (including any non-executive director that is also an equity holder of Arrrowstreet) will not be considered an Access Person except where such non-executive director in fact makes, participates in, or has access to Trade Information. In such case, the non-executive director shall be treated as an Access person for such period as the CCO determines (not shorter than the end of the quarter in which such information is first obtained, accessed or possessed by such non-executive director).

The restrictions on insider trading, conflicts of interest and the receipt of Gifts (as defined in Section 7) or other improper benefits also apply to family members, dependents and affiliated persons of Access Persons, and each Access Person is responsible for their conduct.

4.	Restrictions on Disclosure of Confidential Information

4.1	Within Arrowstreet

Covered Person access to confidential information of Arrowstreet and its clients (including Trade Information) should be on a need-to-know basis in the course of such person’s performing their assigned duties to Arrowstreet. Such confidential information may be used only in connection with providing services to Arrowstreet and/or its clients and may not be used or exploited for any personal benefit. Covered Persons are

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reminded that non-executive directors of Arrowstreet are not considered Access Persons and therefore Trade Information should not be disclosed or discussed with such directors.

4.2	Outside Arrowstreet

Covered Persons must not disclose confidential information (including Trade Information) of Arrowstreet or its clients to any person outside Arrowstreet except in accordance with Arrowstreet’s internal policies governing the disclosure of such information or with the consent of the CCO, Chief Executive Officer or Chief Investment Officer. Disclosure of nonpublic information about portfolio companies and other issuers may also be restricted as described in the section on “Insider Trading” below.

4.3	Maintenance of Whistleblower Protection

Notwithstanding Sections 4.1 or 4.2 or any other provision herein or in any other Arrowstreet manual, policy or other document, no confidentiality or other obligation owed by a Covered Person to Arrowstreet prohibits a Covered Person from reporting possible violations of law or regulation to any governmental agency or entity under any whistleblower protection provision of U.S. federal or state law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act 2002) or requires a Covered Person to notify Arrowstreet of any such report. In making any such report, however, a Covered Person is not authorized to disclose communications with internal or external counsel to Arrowstreet that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege.

5.	Compliance with Laws and Regulations

5.1	General

Every Covered Person must comply with, and must endeavor to ensure that Arrowstreet complies with, all applicable laws and regulations. These may include, among others:

•	The Investment Advisers Act (relating to the overall investment advisory business);

•	The Investment Company Act (relating to, among other things, advisory services provided to registered mutual funds);

•	The Securities Act and Securities Exchange Act (relating to, among other things, the offer and sale of securities in Arrowstreet Private Funds and SEC reporting requirements);

•	The Commodities Exchange Act (relating to, among other things, the advising and trading in swaps)

•	The Gramm-Leach-Bliley Act (relating to, among other things, privacy of client information) and Dodd-Frank REG S-ID;

•	The Bank Secrecy Act (relating to, among other things, money laundering and
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transactions in currency);

•	The Foreign Corrupt Practices Act (relating to, among other things, making payments to foreign officials);

•	The rules and regulations of the Commodity Futures Exchange Commission and the National Futures Association; and

•	Securities laws and regulations of states and foreign jurisdictions in which Arrowstreet is required to do so by contract, or which are otherwise applicable to Arrowstreet.

Every Covered Person is expected to use good judgment and common sense in seeking to comply with applicable laws, rules and regulations and to ask for advice when uncertain about what is required.

5.2	Insider Trading

It is against the law and Arrowstreet policy for any Covered Person to trade any security, either for a personal account or on behalf of a client or others:

•	while aware of material, non-public (“inside”) information relating to the security or the issuer; and

•	in breach of a duty of trust or confidence owed directly or indirectly to the issuer of that security or its shareholders or to any other person who is the source of the inside information.

It may also be illegal, and it is a violation of Arrowstreet policy, to communicate inside information to someone else in breach of a duty of trust or confidence (known as “tipping”) or to receive inside information and subsequently trade while in possession of such information (known as “tippee” liability).

5.2.1	Concepts

Material Information

Material information is information that a reasonable investor would consider important in making his or her investment decision about an issuer or a security. Generally, this is information the disclosure of which will have an effect on the price of the securities. Examples of material information include revisions to previously published earnings estimates, merger or other significant transaction proposals, significant new products or technological discoveries, litigation, extraordinary turnover in management, impending financial or liquidity problems, and significant orders to buy or sell securities. Pre-publication information regarding reports in the financial press may be material. Other types of information may also be material and as such no complete list can be given.

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Non-Public Information

Information is “non-public” or “inside information” until it has been made available to investors generally, e.g. the wire services or other media, or an SEC filing, and the market has had time to digest it. The amount of time required depends on the amount of attention paid to the issuer in the markets, varying from a couple of hours for the largest companies to several days in the case of thinly traded issues.

A “Duty of Trust or Confidence”

In addition to the sort of “insider” relationships – such as acting as a director of or adviser to an issuer – that impose this obligation, a “duty of trust or confidence” also exists in other circumstances such as the following:

•	Whenever a person agrees to maintain information in confidence;

•	Whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and

•	Whenever the person communicating the inside information and the person to whom it is communicated have a practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.

Ordinary research contacts by Covered Persons not involving the factors described above or other special circumstances should not result in a duty of trust or confidence. However, difficult legal issues may arise when, in the course of these contacts, Covered Persons become aware of material, nonpublic information. This could happen, for example, if an issuer’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In any case where you believe you have learned material inside information, you should consult the Regulatory Compliance Team about your obligations.

5.2.2	Tender Offers

Information about a pending tender offer raises particular concerns, in part because such activity often produces extraordinary movements in the target company’s securities and in part because an SEC rule expressly prohibits trading and “tipping” while in possession of material, nonpublic information regarding a tender offer.

5.2.3	Penalties

Insider trading or improperly communicating inside information to others may result in severe penalties, including large personal fines and/or imprisonment. In addition, such actions may expose Arrowstreet to fines as well as serious legal and regulatory sanctions. Arrowstreet views seriously any violation of these prohibitions and would consider it grounds for disciplinary action, including termination of employment.

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5.2.4	Judgments and Concerns about Inside Information

Judgments in this area tend to be made with hindsight. It is particularly unwise to make them on your own, without the input of a disinterested person. Anyone who is unsure whether the insider trading prohibitions apply to a particular situation should:

•	Report the circumstances immediately to the CCO;

•	Refrain from any trading activity in the respective security on behalf of clients or personally; and

•	Not communicate the inside information to anyone inside or outside of Arrowstreet with the exception of the CCO.

5.3	Market Manipulation

It is essential that no Covered Persons engage in any activity the purpose of which is to interfere with the integrity of the marketplace. Among other things, intentionally manipulating the market is a violation of law and of the firm’s policies and standards of conduct. The term “manipulation” generally refers to any intentional or deliberate act or practice in the marketplace that is intended to mislead investors in a security by artificially controlling or affecting the price of such security in the marketplace. For example, manipulation may involve efforts to stimulate artificially the public demand or to create the false appearance of actual trading activity. Practices that may constitute manipulative acts include, but are not limited to:

•	front running (transacting for one’s own account while taking advantage of advance knowledge of a pending transaction);

•	spreading false rumors;

•	disseminating false information into the marketplace that could reasonably be expected to cause the price to increase or decrease;

•	matched orders (buying an instrument with a low turnover and subsequently placing contemporaneous buy and sell orders with the sole aim of conveying an appearance of renewed interest in the security); and

•	abusive squeezes (control of a large and dominating position in a market in order to deliberately increase the price).

The rules against market manipulation do not mean that merely trying to acquire or to dispose of an instrument for investment purposes and incidentally affecting the price is unlawful. Covered Persons with any questions whether any transaction may constitute market manipulation should contact the CCO.

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6.	Additional Fiduciary Obligations

6.1	In General

As fiduciaries, Covered Persons must place client interests first, avoiding actual and apparent conflicts of interest between personal and client matters even if not expressly prohibited by law. No Covered Person may:

•	Employ any device, scheme or artifice to defraud a client;

•	Make any untrue statement of material fact or material omission in communications to clients;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client; or

•	Engage in any manipulative practice with respect to a client.

The scope of these prohibitions is very broad. It covers taking advantage of client transactions or information for the benefit of a personal or Arrowstreet proprietary account, including such practices as “scalping,” “front-running,” and (with respect to investment companies advised by Arrowstreet) “market timing.” In addition, one may not take advantage, for the benefit of a personal or Arrowstreet proprietary account, of an investment opportunity that is presented because of client activity and, therefore, properly belongs to the client.

In addition, Arrowstreet and every Covered Person are prohibited from knowingly purchasing or selling a security or other asset from or to a client account for its, his or her own account.

Investment opportunities (including allocation of partially-filled block trades) must be allocated fairly between client accounts (including Arrowstreet Private Funds in which Arrowstreet and/or its affiliated entities or personnel may invest and for which Arrowstreet may receive fees).

When Arrowstreet serves as an investment adviser to an investment company, Arrowstreet and its personnel are bound by any restrictions contractually agreed between Arrowstreet and such investment company.

All Covered Persons are required to disclose in writing to the Regulatory Compliance Team any situation that creates an actual or apparent conflict between their interests and those of Arrowstreet or any of its clients.

6.2	Additional Responsibilities for Investment Personnel

Many of Arrowstreet’s investment and other professionals are members of the CFA Institute, and are Chartered Financial Analyst® (“CFA®”) charterholders (or candidates to be CFA charterholders). As such, there are additional responsibilities incumbent upon such individuals to comply with the CFA Institute’s Code of Ethics.

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The following rules and responsibilities apply to Arrowstreet Covered Persons who are CFA charterholders, candidates to be CFA charterholders and all other research and investment personnel:

6.2.1	Suitability

Arrowstreet has a general fiduciary obligation to ensure that the investment advice or management it provides is suitable for a particular client. When accepting a new client, a reasonable inquiry must be made into the client’s investment experience, risk and return objectives, and financial constraints. These issues must also be reassessed regularly.

All investment personnel must ensure that each investment decision is consistent with the client’s written objectives, mandates, strategies, and constraints.

6.2.2	Performance Presentation

When communicating investment performance information, investment personnel must make reasonable efforts to ensure that it is fair, accurate and complete.

6.2.3	Investment Analysis

Investment personnel must exercise diligence, independence and thoroughness in analyzing investments, making investment recommendations and taking investment actions. They must also have a reasonable basis, supported by appropriate research, for any investment analysis, recommendation or action.

Investment personnel must communicate to clients and prospective clients the basic format and general principles of the investment processes used at Arrowstreet to analyze investments, select securities and construct portfolios, and must promptly disclose any changes that might materially affect those strategies. Investment personnel and marketing representatives should endeavor to provide as much transparency about the investment process and changes to that process as possible without compromising the need to maintain as proprietary many elements of the investment process. When in doubt, senior members of Arrowstreet’s investment teams should be consulted before any information is divulged on an external basis. It is also necessary to distinguish between fact and opinion in the presentation of investment analysis and recommendations.

Records to support investment analysis, recommendations, actions and other investment-related communications with clients and prospective clients must be maintained.

6.2.4	Disclosure of Referral Fees

It is Arrowstreet’s policy not to pay referral fees or commissions to Arrowstreet personnel who solicit clients on behalf of the firm.

6.2.5	Responsibilities of Supervisors

Investment personnel must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the CFA Institute’s Code of Ethics.

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6.2.6	Additional Responsibilities for CFA® Charterholders

CFA charterholders must not engage in any conduct that compromises the reputation or integrity of the CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

When referring to the CFA Institute, the CFA designation and the CFA program, members and candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

6.3	Additional Responsibilities for Investment Personnel who are National Futures Association members

Many of Arrowstreet’s investment and other professionals are members of the National Futures Association (“NFA”) as an Associated Person (“AP”). As such, there are additional responsibilities incumbent upon such individuals to comply with NFA rules and regulations. For more information please refer to Arrowstreet’s CFTC/NFA Compliance Manual.

6.4	Board of Director Conflicts of Interest

6.4.1	Statement of Principles

The firm is guided by a set of general principles rooted in the firm’s position as a fiduciary to its clients, and through specific policies and procedures including the Arrowstreet Compliance and Procedures Manual and this Code. These policies impose fundamental standards of conduct on all Covered Persons to act in good faith in accordance with applicable law, and to place client interests first, avoiding actual and perceived material conflicts of interest between personal or outside interests and firm/client interests.

Further to such principles and policies, it is critical that the firm both (1) identify the activities carried out by directors (and director candidates) which may give rise to a conflict of interest entailing a material risk of damage to the interests of Arrowstreet or a client; and (2) follow the established objectives and procedures in order to manage any such conflicts.

6.4.2	Conflicts Evaluation

Understanding existing conflicts and assessing whether those conflicts can be managed is crucial in determining whether such conflicts should prevent someone from serving on the board of directors of Arrowstreet. In general when assessing potential conflict issues of a director or director candidate, Arrowstreet will consider whether such person:

•	is likely to make a financial gain, or avoid a financial loss, at the expense of Arrowstreet;

•	has a personal interest in the outcome of a service provided to the Arrowstreet or an Arrowstreet client that is not aligned with Arrowstreet’s or a client’s interest;
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•	performs similar activities for the firm and for another entity which is not the firm;

•	has a financial or other incentive to favor the interest of a third party over the interests of Arrowstreet or a client of Arrowstreet; and

•	receives or will receive any inducement (such as money, goods or services) in connection with services provided to Arrowstreet other than the agreed-upon director fees.

As part of the diligence process in considering director candidates, and regularly assessing current directors, the Regulatory Compliance Team will provide the candidate or director with the applicable forms from this Code and related firm questionnaires requesting information about the individual’s outside business activities and other biographical information, Arrowstreet also recognizes that many candidates and directors will likely hold other positions in academia or in the financial services industry and such experience can often add tremendous value to furthering Arrowstreet’s strategic initiatives. The information collected will be assessed by the CCO and Chief Executive Officer, paying particular attention to the following:

•	current or prior employment;
•	consulting relationships (including those with government regulators and self-regulatory organizations);
•	relationships with any person connected with the account of any client or potential client (for further information see Arrowstreet’s Political Activity Compliance Policy);
•	relationships with Arrowstreet competitors or service providers of the firm and/or Arrowstreet Private Funds (Appendix B);
•	regulatory or disciplinary history;
•	other directorships, including directorships in public companies;
•	service for any foundation, charity or other institution;
•	the nature and scope of any speaking engagements; and
•	any other relevant business activity.

Each such assessment will be documented Arrowstreet and discussed with the applicable board, as necessary.

6.4.3	Managing Conflicts

In the event of any conflict of interest perceived as entailing a material risk of damage to Arrowstreet or a client, arrangements will be made to prevent damage to the Arrowstreet or a client to the extent possible, including without limitation administering one or more of the following procedures:

•	requiring a director to recuse himself or herself from any board decision on the relevant subject matter;
•	providing a director with the option to cease the relevant activity or resign from his or her position as a director;
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•	preventing or controlling the exchange of information between directors engaged in activities involving a risk of a conflict of interest where such exchange may harm the interests of the firm;
•	preventing or limiting a person from exercising inappropriate influence over the way in which a director carries out activities on behalf of Arrowstreet; and
•	preventing or controlling the involvement of a director in activities where such involvement may impair the proper management of conflicts of interest.

Where Arrowstreet’s CCO determines that arrangements made by the firm for the management of conflicts of interest are not sufficient to ensure, with reasonable confidence, that the risk of material damage to Arrowstreet or a client will be prevented, Arrowstreet’s CCO will inform the board of directors of the relevant firm entity accordingly in order for such board to take any necessary action to ensure that the relevant firm entity acts in the best interests of the client and/or the firm.

On at least an annual basis, the Regulatory Compliance Team will review director conflict of interest matters and revise them as necessary or appropriate.

6.4.4	Supplementary Information – Affiliated Entities and Sponsored Funds

Please see the following appendices for supplementary information applicable to certain affiliated and non-affiliated entities in Appendix A.

7.	Gifts

7.1	Gift Policy

Accepting gifts is improper when it would compromise, or could be reasonably viewed as compromising, a person’s ability to make objective and fair business decisions that are in the best interests of Arrowstreet and its clients. Similarly, providing gifts may be improper when the gift appears to be an attempt to secure business through improper means or to gain a special advantage in a business relationship. Accordingly, it is Arrowstreet’s policy that no Covered Person, while acting for or on behalf of Arrowstreet or its clients (or otherwise representing Arrowstreet), shall provide to, or seek or accept gifts, favors, preferential treatment or special arrangements from (collectively referred to as “Gifts”), any client or prospective client of Arrowstreet, or any broker, dealer, investment adviser, financial institution or other supplier of goods and services to Arrowstreet or its affiliates. For greater clarity, acceptance of Gifts such as tickets for sporting events or concerts (including tickets for purchase at a discount, face value or otherwise), or acceptance of invitations to attend similar social gatherings from any client or prospective client of Arrowstreet, or any broker, dealer, investment adviser, financial institution or other supplier of goods and services to Arrowstreet is expressly prohibited.

The following Gifts are permitted unless reasonably viewed as intended to influence the recipient’s judgment in an Arrowstreet matter:

•	Receipt of Gifts of small value, usually in the nature of reminder advertising, such as pens, calendars etc. which in the aggregate do not exceed $50 in value in any one calendar year for any individual employee;

•	Occasional participation in lunches and dinners conducted for business purposes
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(whether providing or receiving such meal) that is not so frequent, so costly or so expensive as to raise any questions of impropriety;

•	Attendance at educational seminars; and

•	Any other benefit approved in writing by the CCO, Chief Executive Officer or Chief Investment Officer.

7.2	Gifts to Taft-Hartley and Public Plan Clients and Prospects

Many state and local governments, as well as U.S. Department of Labor rules applicable to unions and certain regulations applicable to broker-dealers, restrict gratuities to, and entertainment of, representatives of governmental benefit plans. The rules vary in different jurisdictions; in some instances, the dollar thresholds above which gratuities or entertainment are unlawful may be quite low. Accordingly, no Gift (including business meals) in any amount should be provided to representatives of governmental or union pension plans, or to brokers or broker-dealer firms, without the approval of the CCO.

As a best practice, it is advisable to consult with such individuals prior to providing any type of gift of any value as many require detailed reporting be provided of such activity by Arrowstreet as provider and by the recipient.

It is recommended that all Covered Persons consult the CCO for approval prior to providing or accepting any Gifts that could be construed to violate this Section 7.

7.3	Gift Reporting

Every Covered Person is required to disclose the receipt and/or provision of any Gifts, other than those excluded above, in the Quarterly Gifts & Entertainment form (refer to applicable certification in Compliance Science https://secure.complysci.com/default.asp).

7.4	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) makes it unlawful for any U.S. company - as well as any of its officers, directors, employees, agents or stockholders acting on its behalf - to offer, pay, promise or authorize any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist the U.S. company in obtaining, retaining or directing business. Violators are subject to severe civil and criminal penalties, up to and including imprisonment. Other countries have similar laws, including the UK Bribery Act. It is Arrowstreet’s policy to comply with the FCPA and all other applicable laws against bribery and other improper payments.

8.	Outside Business Activities

Every Covered Person must report promptly to the Regulatory Compliance Team in the Disclosure of Outside Business Activities form (refer to applicable certification in Compliance Science https://secure.complysci.com/default.asp) any employment or business relationship outside the scope of their position with Arrowstreet for which compensation is received. This includes part-time jobs and other activities if compensated. Further, any activity involving investment advice or other securities-

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related functions, such as acting as a broker or finder, must be disclosed, whether or not compensated.

Such outside activities include but are not limited to the following:

•	Teaching;

•	Consulting;

•	Business association with any person not associated with Arrowstreet;

•	Service on the board of directors of any organization;

•	Professional practices; and

•	Presentations at seminars and conferences.

The Regulatory Compliance Team will review this disclosure for potential conflicts of interest and may approve, restrict or disapprove the activity. Compensation received by Covered Persons for certain types of outside business activities may be required to be paid to Arrowstreet.

Covered Persons other than any non-Access Persons are prohibited from serving as a director of a public company, it being understood that any non-Access Person who is also an officer, director, employee or consultant of a public company shall recuse himself or herself from any firm board matter in which such non-Access Person may be conflicted as a result of his or her duties as an officer, director, employee or consultant of such public company.

Arrowstreet requires that any Covered Persons of the firm consult with the Regulatory Compliance Team prior to entering any new outside business activity with entities that may be deemed highly sensitive, including certain select service providers to Arrowstreet Private Funds (see Appendix B).

Outside business activities by Covered Persons are required to be certified annually (refer to applicable certification in Compliance Science https://secure.complysci.com/default.asp).

9.	Personal Securities Trading by Access Persons

9.1	In General

Access Persons are required to obtain pre-clearance of transactions in “Securities” that they “Beneficially Own,” as described below. They are also required to provide Arrowstreet with reports of such Securities transactions and holdings.

9.2	Definitions

The following definitions apply to this Section 9:

“Beneficial Ownership” means a direct or indirect pecuniary (financial) interest held by the Access Person. Indirect interests include the pecuniary interest of any Member of the Family (defined below) of the Access Person, certain family trusts, family custodial accounts, entities controlled by the Access Person, portfolios from which the Access Person may receive a performance fee, and other circumstances in which the Access

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Person may profit, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, from transactions in the respective Securities, as defined further in SEC Rule 16a-1(a)(2).

“Member of the Family” of an Access Person includes (i) the Access Person’s spouse, domestic partner or other similar relationship, (ii) the Access Person’s children under the age of 18 and any other child who lives in the same household or for whose support the Access Person contributes, and (iii) any of the following who live in the Access Person’s household: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

“Reportable Fund” means any registered investment company (i.e., U.S. mutual fund) (i) for which Arrowstreet serves as an investment adviser or (ii) whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Arrowstreet. A list of Reportable Funds may be obtained from the Regulatory Compliance Team or may be viewed/printed from the Arrownet.

“Security” means any note, stock, exchange-traded fund (ETF), closed-end investment fund, security future, bond, debenture, investment contract, voting-trust certificate, certificate of deposit for a security, any put, call, straddle, option, or privilege on any security or on any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument described in Section 2(a)(36) of the Investment Company Act or commonly known as a “security,” except that “Security” does not include: (i) direct obligations of the Government of the United States, (ii) foreign currencies traded for exchange conversions and deliverable forward foreign currency contracts (e.g., converting US Dollars to a foreign currency for personal use or presently purchasing a currency for future delivery of a different currency) (iii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iv) money market fund shares, (v) shares issued by registered open-end investment companies that are not “Reportable Funds” and (vi) units of unit investment trusts that do not invest in Reportable Funds.

9.3	Pre-clearance Requirement

Except as provided in Section 9.3.1, each Access Person must obtain written pre-clearance from the Regulatory Compliance Team before any person effects any transaction in a Security of which the Access Person has (or as a result of which transaction s/he acquires) Beneficial Ownership. For this purpose, “transaction” means any acquisition or disposition of Beneficial Ownership, which includes but is not necessarily limited to purchases, sales, pledges, and writing options with respect to the Security. It should be noted, that pre-clearance for a transaction in a Security is rarely granted, except under the circumstances described below or in Section 9.3.6.

Automatically Ineligible

Transactions directly in global public equities and derivative instruments (including futures and swaps) that are likely to be traded on behalf of Arrowstreet client accounts, non-deliverable currency contracts and other transactions based on currencies (“purely speculative currency trading”) (except for long-only sell trades approved under Section 9.3.6) are deemed automatically ineligible as they may conflict with, or give the appearance of conflicting with, client interests.

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Likely Eligible

Access Persons wishing to invest in other types of Securities (except those instruments explicitly excluded from the definition of “Security” in Section 9.2 of the Code such as eligible registered open-end investment companies, US Government securities, foreign currencies traded for exchange conversions, deliverable forward currency contracts, CDs, etc.) and certain private companies and private funds (e.g. hedge funds, private equity funds, venture capital funds or other private pooled investment vehicles), that do not involve or relate to global equities or purely speculative currency trading, and that are not likely to be traded on behalf of Arrowstreet client accounts, must obtain pre-clearance in accordance with Section 9.3.2 prior to making any such investment. In reviewing these types of pre-clearance requests, Arrowstreet acknowledges that investments in these types of Securities may not present the same potential conflicts of interest and other concerns that arise in transactions involving or relating to global public equities, derivative instruments or speculative currency trading. Similarly, investments by a Member of the Family in employer sponsored investment vehicles, regardless of investment strategy, may not present the same potential for conflicts of interest. Accordingly, Access Persons, or Members of the Family of an Access Person, wishing to invest in these types of Securities are more likely to obtain preclearance.

Preclearance Service Charge

Investments in Securities (including private companies and funds) require pre-clearance and will be subject to review by the Regulatory Compliance Team. Access Persons will be assessed a $1,000 service charge for such pre-clearance request, except in the case of proposed investments in employer-sponsored investment funds, in which case the service charge will be $1,000 for a review of the investment program as a whole. No guarantee of approval of pre-clearance will be made and any requests should allow ample time to review. The service charge will not apply to Securities for which preclearance was previously granted, or with respect to pre-clearance requests to sell existing positions as described in Section 9.3.6.

Additional Considerations

In the future, the firm may expand its product set to include strategies that utilize a broader universe of instruments, and the firm’s policy regarding “eligibility” may be further reduced at that time. It is envisaged that any existing investments in a Security including any approved private funds would be “grandfathered,” but would be subject to future trading restrictions.

The sale or other disposition of any Securities received in respect of a Security for which pre-clearance was granted (e.g., a distribution of securities in lieu of cash to investors in connection with a fund portfolio company liquidity event) shall, for the avoidance of doubt, be subject to the pre-clearance policy described in the Code of Ethics.

Approved ETFs

The Regulatory Compliance Team maintains a list of exchange traded funds (“Approved ETF List”) that, for the period in which such list is in effect, will not be traded in any account managed by Arrowstreet. This Approved ETF List is typically reviewed and updated on an annual basis. An Access Person may seek pre-clearance from the Regulatory Compliance Team as described above, at least 10 business days prior to a calendar quarter end, if they wish to effect a transaction

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in a Security on such Approved ETF List. The CCO will notify each individual of approval or denial in writing. Approval will be valid solely for the period and terms specified by the Regulatory Compliance Team, unless sooner revoked.

If an Access Person holds a short position in an Approved ETF, and such short position is subject to an involuntary corporate action or broker action that was not directed by the Access Person, then such transactions must be notified promptly to the Regulatory Compliance Team for review. The Regulatory Compliance Team shall evaluate such circumstances on a case-by-case basis for compliance with the Code of Ethics.

If, in the future, Arrowstreet determines to trade any ETF on the Approved ETF List, such ETF will be removed from such list and it is envisaged that any existing investments in such ETF would be “grandfathered,” but would be subject to future trading restrictions.

The Approved ETF List may be obtained from the Regulatory Compliance Team or may be viewed/printed from the Arrownet.

9.3.1	Exceptions to Pre-clearance Requirement

Pre-clearance is not required for the following transactions:

•	Gifts;

•	Transactions in instruments that are not “Securities”;

•	Transactions in an account (i) that was not established by the Access Person or a Member of the Family of the Access Person (ii) and over which the Access Person (or any Member of the Family of the Access Person) has no direct or indirect influence or control;

•	Purchases of Securities pursuant to certain automatic investment plans, so long as pre-clearance is obtained for the establishment of, and for any change in, such plan; and

•	Purchases of Securities upon the exercise of rights issued to the Access Person by an issuer pro rata to all holders of a class of its securities, and sales of such rights so acquired.

Please note that a transaction may need to be reported under Section 9.4 below, whether or not pre-clearance was required.

9.3.2	Pre-clearance Form

The Pre Clearance Form (refer to applicable certification in Compliance Science https://secure.complysci.com/default.asp) should be used to submit information about a proposed transaction to the Regulatory Compliance Team. The Regulatory Compliance Team will promptly notify each individual of approval or denial via Compliance Science. Approval is valid solely for the period, and on the terms, specified by the Regulatory Compliance Team, unless sooner revoked. Notification from the Regulatory Compliance Team must be kept confidential.

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9.3.3	Grounds for Denying Pre-clearance

The Regulatory Compliance Team may deny or impose conditions on pre-clearance of any proposed transaction if in the Regulatory Compliance Team’s opinion it would be, or would appear to be, inconsistent with applicable legal or fiduciary obligations. Reasons for denying pre-clearance may be confidential, and no reason need be stated. Reasons for denying pre-clearance may include, but are not limited to:

•	The proposed transaction would occur within a short time before or after any client has traded in the same or a related Security;

•	The proposed transaction would occur while the same or a related Security is under consideration for an transaction in a client account;

•	The Security is to be acquired in an initial public offering or a private placement;

•	breach (or the appearance of breach) of a duty of trust or confidence to the issuer of the Security;

•	Short sales in a security that an Arrowstreet client holds long;

•	Price based limit orders or

•	Large holdings in any one company

The Regulatory Compliance Team is entitled to take any relevant consideration into account in determining whether to grant or deny pre-clearance. Among other things, the Regulatory Compliance Team may determine that pre-clearance is warranted notwithstanding any of the factors listed above if the proposed transaction is unlikely to affect a highly liquid market for the respective Security. The Regulatory Compliance Team may revoke a pre-clearance at any time after it is granted and before the transaction is effected.

9.3.4	Short Term Trading

No Access Person may effect opposite way transactions (i.e. buying and selling or short selling and buying) within a 60-calendar day window in any Security of which he or she has Beneficial Ownership.

9.3.5	Personal Risk

Arrowstreet’s compliance procedures may add to the risks involved in trading in short sales or derivative instruments by impeding quick trading decisions often required when trading in these markets. It is important that each Access Person is aware that any financial losses incurred as a result of denial of pre-clearance or other aspects of Arrowstreet’s compliance policy will not be reimbursed by Arrowstreet.

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9.3.6	Quarterly Pre-clearance Procedure for Long-Only Sales

Access Persons may seek pre-clearance on a quarterly basis to sell long-only securities positions held by such Access Person. Selling short or naked selling of derivative instruments such as puts, calls and options are not permitted under this quarterly pre-clearance procedure.

To obtain pre-clearance, a request must be submitted to the Regulatory Compliance Team through Compliance Science in accordance with Section 9.3.2 of the Code at least 10 business days prior to the first business day of a given quarter. The Regulatory Compliance Team will review each pre-clearance request and notify the Access Person of approval or denial via Compliance Science prior to the first business day of the given quarter. If pre-clearance is granted, the Access Person will be permitted to sell such pre-cleared securities positions on the 60th day of the quarter for which pre-clearance was granted (if the 60th day is not a business day, the next business day thereafter, or a mutually agreed date shortly thereafter).

Pre-clearance, if any, will be valid solely for the trading day specified in the pre-clearance approval notice, and the Access Person must sell all of the securities in the exact share amounts requested included in the pre-clearance approval notice (together with any other Securities received as a result of such holdings (e.g., as a result of a stock split, or stock dividend). If an Access Person sells an amount different than what was precleared for such securities, the Access Person may not be eligible for pre-clearance under this procedure for the following three quarters.

9.4	Access Person Reporting Requirements

9.4.1	Initial and Annual Holdings Reports

(1) No later than 10 days after becoming a Access Person, whether through outside hiring or internal transfer, and (2) during the month of July each year, every Access Person shall (except as provided in subsection 9.4.3 below) provide, via Compliance Science, a report to the Regulatory Compliance Team of the following information (which must, respectively, be current (1) not more than 45 days before the date on which the person became a Access Person and (2) as of June 30 of the respective year), as indicated in the Initial Report of Securities Holdings report (refer to applicable certification in Compliance Science https://secure.complysci.com/default.asp):

(a)	The title and exchange ticker symbol or CUSIP number, type of security and number of shares or principal amount of each Security in which the Access Person had any Beneficial Ownership (alternatively, the Access Person may request that duplicate brokerage account statements be sent to the attention of the Regulatory Compliance Team);

(b)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held in which the Access Person has Beneficial Ownership; and

(c)	The date that the report is submitted by the Access Person.
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Annual holdings certifications may be certified by way of providing a complete and accurate report of Securities to the Regulatory Compliance Team or by making available brokerage statements to the Regulatory Compliance Team, either through electronic feeds or through providing paper broker statements1. Please refer to the Annual Report of Securities Accounts in Compliance Science (https://secure.complysci.com/default.asp) for detailed information on this requirement.

9.4.2	Quarterly Transaction and Broker Account Reports

No later than 30 days after the end of each calendar quarter, every Access Person shall (except as provided in subsection 9.4.3 below) report to the Regulatory Compliance Team the following information, as required in the Quarterly Report of Transactions located in Compliance Science (https://secure.complysci.com/default.asp), as applicable2.

(a)	With respect to each transaction of any type during the quarter in a Security in which the Access Person had Beneficial Ownership:

(i)	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares or the principal amount of each Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

(iii)	The price of the Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(b)	Except as provided in 9.4.3 below, with respect to each account maintained by the Access Person in which any Securities were held during the quarter in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	The name of the account holder

(ii)	Account type

[1]	See guidance for this methodology as described in Investment Adviser Code of Ethics; Final Rule, Advisers Act Release No. IA-2256 (July 2, 2004) n.32.
[2]	Access Persons who provide copies of confirmations of trades and periodic brokerage statements to the Compliance Officer need only certify that no other Securities transactions took place during the quarter, provided that such confirmations and periodic statements (i) are provided to the Compliance Officer by the deadline required for the quarterly report in which the transactions or brokerage accounts must be reported and (ii) include all information required under Section 9.4.2 of this Code.
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(iii)	The name of the broker, dealer or bank with which the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

(c)	The Access Person shall also instruct each such broker, dealer or bank to send copies of all confirmations of trades and periodic account statements directly to the Regulatory Compliance Team or set up electronic feeds (where applicable) to the firm’s software vendor allowing systematic receipt of trade confirmations and account statements.

9.4.3	Exception to Reporting Requirements

All brokerage or similar accounts that hold, or are eligible to hold, Securities and in which an Access Person or Member of the Family of an Access Person has a pecuniary interest must be reported, other than:

•	Any account (i) that was not established by the Access Person or a Member of the Family of the Access Person (ii) and over which the Access Person (or any Member of the Family of the Access Person) has no direct or indirect influence or control;

•	An automatic investment plan; provided, that in each case, the exclusion of such account has been approved by the Regulatory Compliance Team;

•	An account established as a qualified tuition program pursuant to Section 529 of the Internal Revenue Code (“529 Plans”) if Arrowstreet does not manage, distribute, market, or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan; and

•	An account that, by its terms, may not hold Securities (e.g., a 401(k) or 403(b) account, or an account maintained at a mutual fund company (e.g., Vanguard)); provided, that in each case, the exclusion of such account has been approved by the Regulatory Compliance Team.

9.4.4	Review of Reports

The Regulatory Compliance Team will review transactions and holdings reports (or data feeds) received within a reasonable time after receipt and will carry out periodic testing procedures designed to provide reasonable assurance that the transactions and holdings reported are not in violation of this Code. Such procedures will not only review compliance with internal policies but will also review whether personal trades were made at the detriment of client trading activities. The Regulatory Compliance Team is responsible for communicating all potential issues noted to the CCO for further investigation and resolution.

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10.	Acknowledgements

The Regulatory Compliance Team will furnish copies of this Code and all amendments hereto to all Covered Persons (including posting on the Arrownet). Annually (and connection with any material amendment), each Covered Person is required to sign the Acknowledgement form (refer to applicable form in Compliance Science https://secure.complysci.com/default.asp), which certifies that he or she has read and understood the Code and that he or she has complied (or, with respect to any amendment, will comply) with the Code for the applicable period.

11.	Duty to Report Violations

Each person should ask questions, seek guidance, and express any concerns regarding compliance with this Code or any of Arrowstreet’s other policies. Anyone who believes that any person has engaged or is engaging in conduct that violates applicable law or this Code should promptly report that information to the CCO or the Chief Executive Officer, who in turn must report it to the CCO. The CCO will be responsible for notifying the Operating Committee and the Board of Directors and furnishing any information appropriate to address any violation.

12.	Accountability for Violations of this Code

Failure to comply with the standards required by this Code will result in disciplinary action that may include, without limitation, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, selling of positions, disgorgement of profits, discharge or removal, and restitution. Certain violations may be referred to public authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not promptly report it, also will be subject to disciplinary action, up to and including discharge.

13.	Record Keeping

Arrowstreet shall maintain the following records concerning the administration of this Code:

(a)	In an easily accessible place, a copy of this Code of Ethics (and any prior Code of Ethics that was in effect during the past six years);

(b)	A record of any violation of this Code and of any action taken as a result of such violation, for a period of six years following the end of the fiscal year in which the violation occurs;

(c)	A copy of each report (or brokerage confirmation or statement in lieu of a report) submitted under Section 9 of this Code for a period of six years from the end of the fiscal year in which the report was submitted, provided that for the first two years such reports must be maintained and preserved in an easily accessible place (and, to the extent required by law, such records shall be maintained electronically in an accessible computer database);

(d)	A list of all persons who are, or within the past six years were, required to make or required to review, reports pursuant to Section 9 of this Code of Ethics;
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(e)	A copy of each report or questionnaire response provided to the board of any investment company client as described in Section 14, for a period of six years following the end of the fiscal year in which the report is made, provided that for the first two years such record will be preserved in an easily accessible place; and

(f)	A written record of any decision, and the reasons supporting any decision, to approve the trade by an Access Person of any security for a period of six years following the end of the fiscal year in which the approval is granted.

A record of the written acknowledgment of the receipt of this Code and of any amendment hereto provided by each person who is or was a Covered Person at any time during the prior six years.

All such records shall be maintained in an easily accessible place which shall, for at least the first two years be Arrowstreet’s principal office. Electronic records will be maintained on servers accessible by that office.

14.	Reports to Mutual Funds Boards

At least annually, the CCO will furnish, upon request, to the board of directors or trustees or compliance office of any Arrowstreet client that is an investment company registered under the 1940 Act a written report that (a) describes any issues arising under the Code or related procedures since the last report to the such board or compliance office, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations, and (b) certifies that Arrowstreet has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

15.	Confidentiality

All information provided to the Regulatory Compliance Team pursuant to this Code shall be kept confidential to the extent possible. However, effective resolution of reported matters, or SEC or other regulatory requirements, may necessitate the disclosure of certain information.

16.	Amendments and Reporting

All amendments to this Code are subject to the approval of the CCO. Amendments considered to be material by the CCO shall be submitted to the Operating Committee for approval.

The CCO shall comply with the following reporting requirements:

•	all material amendments will be reported to the Chairman of the Audit and Risk Committee of the Board of Directors; and

•	a summary of any material violations of the Code will be reported to the Board of Directors.

*   *   *

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Appendix A

Arrowstreet Capital Australia Pty. Ltd. (“ACA”)

ACA is a wholly-owned subsidiary of Arrowstreet Capital Holding LLC that was formed for the purpose of engaging in client relationship management and permitted marketing activities throughout the Asia-Pacific region. ACA is licensed by the Australian Securities and Investments Commission (License No. 377927) to provide general financial product advice to wholesale clients with respect to specific classes of financial products.

Directors, employees and owners of ACA qualify as Covered Persons with respect to the Code. Non-executive directors of ACA are considered non-Access Persons.

Section 6.3 of the Code is supplemented, with respect to ACA only, as set forth in the “Conflicts Policy Statement” of ACA dated as of October 27, 2010.

*   *   *

Arrowstreet Capital Europe Limited (“ACEL”)

ACEL is a wholly-owned subsidiary of Arrowstreet Capital Holding LLC that was formed for the purpose of engaging in client relationship management and permitted marketing activities throughout Europe. ACEL is authorised and regulated in the U.K. by the Financial Conduct Authority to advise on certain investments, arrange deals in investments and make arrangements with a view to transactions in investments.

Directors, employees and owners of ACEL qualify as Covered Persons with respect to the Code. Non-executive directors of ACA are considered non-Access Persons.

Section 6.3 of the Code is supplemented, with respect to ACEL only, as set forth in the “Conflicts of Interest Policy” of ACEL dated as of March 31, 2015.

*   *   *

Arrowstreet Capital Ireland Limited (“ACI”)

ACI is a wholly-owned subsidiary of Arrowstreet Capital Holding LLC that was formed for the purpose of serving as the management company for The Arrowstreet Common Contractual Fund (the “CCF”), an open-ended umbrella common contractual fund established as an undertaking for collective investment in transferable securities under the laws of Ireland pursuant to the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations, 2011, as amended, with segregated liability among its sub-funds. The CCF was established pursuant to a Deed of Constitution entered into by ACI, as management company of the CCF, and BNY Mellon Trust Company (Ireland) Limited, as custodian of the CCF. Directors, employees and owners of ACI qualify as Covered Persons with respect to the Code.

ACI provides services only to the CCF and its underlying sub-funds. ACI does not have any employees and operates on a delegated basis through its service providers. ACI has appointed Arrowstreet to act as investment manager and promoter of the CCF. ACI has appointed BNY Mellon Fund Services (Ireland) Limited (the “Administrator”) to act as administrator, registrar and transfer agent of the CCF.

Restrictions on Disclosure of Non-Public Information: It is understood that any information provided by Arrowstreet to the directors of ACI in respect of the CCF in accordance with the business plan in respect thereof shall be deemed to be in compliance with Section 4 of the Code.

Conflicts of Interest: Section 6.3 shall apply to the directors of ACI and, in addition, to (a) each service provider to ACI operating under a delegation arrangement (namely, the Administrator and Arrowstreet); and (b) each other legal or natural person whose services are placed at the disposal and under the control of ACI, including the relevant employees of the Administrator and Arrowstreet (collectively, the “Relevant Persons”). Section 6.3 of the Code is supplemented as follows with respect to ACI:

i.	Relevant Persons must disclose conflicts of interest directly to the board of directors of ACI (the “ACI Board”) or through the appropriate channels to Arrowstreet’s CCO.
ii.	No direct link may exist between the remuneration of Relevant Persons principally engaged in one activity on behalf of the CCF and the remuneration of different Relevant Persons principally engaged in another activity on behalf of the CCF, where a conflict of interest may arise in relation to those activities;
iii.	Any changes to a service provider’s procedures for managing conflicts having a material effect on ACI or the CCF shall be notified to the ACI Board as soon as possible in advance of implementation.
iv.	Responsibility for conflicts of interest of ACI lies with the ACI Board and the ACI Board relies on Arrowstreet to oversee implementation of Section 6.3 with respect to ACI.
(A)	Arrowstreet’s CCO reports on a quarterly basis to the ACI Board in accordance with this Code and ACI’s business plan in respect of the CCF. Such reports include a summary of conflicts received from directors of, or service providers to, ACI.
(B)	Arrowstreet’s CCO will record in the “Conflicts Register” of ACI the activities undertaken by or on behalf of ACI in which a conflict of interest entailing a material risk of damage to the interests of the CCF has arisen or may arise.
v.	Where ACI or any of its delegates successfully negotiates the recapture of any portion of the commissions charged by brokers or dealers in connection with transacting in securities for the CCF, the recaptured commission shall be paid to the CCF.

Personal Transactions: In addition to the above, (i) each director of ACI who is not an Access Person shall promptly notify the CCO of Arrowstreet of any personal transaction that he or she enters into and (ii) each Relevant Person shall:

i.	not enter into any personal transaction that:
(A)	such person is prohibited from entering into under Market Abuse (Directive 2003/6/EC) Regulations 2005 (the “Market Abuse Directive”);
(B)	conflicts or is likely to conflict with an obligation of ACI under the Market Abuse Directive; or
(C)	involves the misuse or improper disclosure of confidential information.
ii.	not advise or procure, other than in the proper course of his employment or contract for services to ACI, any other person to enter into a transaction in financial instruments which, if a personal transaction of the director, would be covered by (ii) above, or by points (a) or (b) of Article 25(2) of Directive 2006/73/EC (the “MiFID Implementing Directive”), or would otherwise constitute a misuse of information relating to pending orders (including, for example, any attempted market manipulation); and
iii.	not disclose, other than in the normal course of his employment or contract for services to ACI and without prejudice to Article 3(a) of the Market Abuse Directive, any information or opinion to any other person if the Relevant Person knows, or reasonably ought to know, that as a result of such disclosure that other person will or would be likely to:
(A)	enter into a transaction in financial instruments which, if a personal transaction of the Relevant Person, would be covered by paragraph (ii) above, or by parts (a) or (b) of Article 25(2) of the MiFID Implementing Directive or would otherwise constitute a misuse of information relating to pending orders (including, for example, any attempted market manipulation); or
(B)	advise or procure another person to enter into such a transaction.

*   *   *

Arrowstreet Multi-Strategy Umbrella plc (the “QIF”)

Arrowstreet serves as investment manager of the QIF pursuant to an investment management agreement between Arrowstreet and the QIF. The directors of the QIF qualify as Covered Persons with respect to the Code, and the Code is supplemented with respect to the QIF as set forth in above regarding ACI, such that those provisions applicable to ACI as set forth above shall apply in respect of the board of the QIF and in all other aspects as applicable. Moreover, the “Relevant Persons” with respect to the QIF shall consist of (a) the directors of the QIF, (b) each service provider to the QIF operating under a delegation arrangement, and (c) each other legal or natural person whose services are placed at the disposal and under the control of the QIF, including the relevant employees of the service providers to the QIF.

*   *   *

Arrowstreet US Group Trust

No applicable supplementary information.

*   *   *

Arrowstreet Capital Global Equity Long/Short Fund Limited

Arrowstreet Capital Global Equity Long/Short Fund (Feeder) Limited

Arrowstreet serves as investment manager of each of Arrowstreet Capital Global Equity Long/Short Fund Limited and Arrowstreet Capital Global Equity Long/Short Fund (Feeder) Limited pursuant to an investment management agreement between Arrowstreet and such entities. The directors of each of Arrowstreet Capital Global Equity Long/Short Fund Limited and Arrowstreet Capital Global Equity Long/Short Fund (Feeder) Limited qualify as Covered Persons with respect to the Code.

*  *  *

Arrowstreet Capital Global Equity Alpha Extension Fund Limited

Arrowstreet serves as investment manager of Arrowstreet Capital Global Equity Alpha Extension Fund Limited pursuant to an investment management agreement between Arrowstreet and such entity. The directors of each of Arrowstreet Capital Global Equity Alpha Extension Fund Limited qualify as Covered Persons with respect to the Code.

*  *  *

Arrowstreet Capital Global All Country Alpha Extension Fund Limited

Arrowstreet serves as investment manager of Arrowstreet Capital All Country Equity Alpha Extension Fund Limited pursuant to an investment management agreement between Arrowstreet and such entity. The directors of each of Arrowstreet Capital All Country Alpha Extension Fund Limited qualify as Covered Persons with respect to the Code.

*   *   *

Appendix B

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

SELECT SERVICE PROVIDERS3

Entity Name	Service Capacity
The Bank of New York Mellon	Trustee, Administrator and Custodian, Arrowstreet US Group Trust
Bank of New York Mellon (“BNY Mellon) Asset Servicing	Provider of back-office services including portfolio valuation, recordkeeping, reconciliation, trade settlement and performance for purposes of the firm’s internal trading records in respect of separately managed accounts and private funds.
BNY Mellon Fund Services (Ireland) Limited	Administrator, Arrowstreet Common Contractual Fund
BNY Mellon Trust Company (Ireland) Limited	Custodian, Arrowstreet Common Contractual Fund
Citco Fund Services

Administrator, Arrowstreet Capital Global Equity Alpha Extension Fund Limited

Administrator, Arrowstreet Capital Global Equity Long/Short Fund Limited

Administrator, Arrowstreet Capital Global Equity Long/Short (Feeder) Fund Limited

Deloitte & Touche LLP	Auditor, Arrowstreet Multi-Strategy Umbrella, PLC Auditor, Arrowstreet Common Contractual Fund Auditor, Arrowstreet US Group Trust
Deutsche Bank Securities Inc.	Custodian and Prime Broker, Arrowstreet US Group Trust
Institutional Shareholder Services

Third party outsourced proxy voting service provider for separately managed accounts (at their request) and Arrowstreet Private Funds[4]

Third party claims monitoring service provider for certain Arrowstreet Private Funds.

JP Morgan Clearing Corp.	Custodian and Prime Broker, Arrowstreet Capital Global Equity Alpha Extension Fund Limited Custodian and Prime Broker, Arrowstreet Capital Global Equity Long/Short Fund Limited
KPMG LLP

Auditor, Arrowstreet Capital Holding LLC

Auditor, Arrowstreet Capital GP LLC

Auditor, Arrowstreet Capital, Limited Partnership

Auditor, Arrowstreet Capital Global Equity Alpha Extension Fund Limited

Auditor, Arrowstreet Capital Global Equity Long/Short Fund Limited

Auditor, Arrowstreet Capital Global Equity Long/Short (Feeder) Fund Limited

State Street Custodial Services (Ireland) Limited	Trustee, Arrowstreet Multi-Strategy Umbrella, PLC

*   *   *

[3]	The list of Selected Service Providers is not intended to be exhaustive but rather represents certain entities with significant business relationships with Arrowstreet, its affiliates or Arrowstreet Private Fund, for Covered Persons to consider when evaluating potential conflicts.

[4]	Arrowstreet Private Funds is defined as, collectively, the funds/ sub-funds of Arrowstreet Multi-Strategy Umbrella, PLC, Arrowstreet US Group Trust, Arrowstreet Common Contractual Fund, Arrowstreet Capital Global Equity Long/Short Fund Limited, and Arrowstreet Capital Global Equity Long/Short (Feeder) Fund Limited.